Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CKE Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-83666, 333-76884, 333-41266, 333-83601, 33-56313, 33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01, 333-75880, and 33-111284) of CKE Restaurants, Inc. of our reports dated April 21, 2005, with respect to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 and the effectiveness of internal control over financial reporting as of January 31, 2005, which reports appear in the January 31, 2005 annual report on Form 10-K of CKE Restaurants, Inc.

As discussed in note 1 of the notes to consolidated financial statements, the consolidated financial statements for all periods presented have been restated.

Our report dated April 21, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 31, 2005, expresses our opinion that CKE Restaurants, Inc. did not maintain effective internal control over financial reporting as of January 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was a deficiency in CKE Restaurants, Inc.’s internal control associated with the selection, monitoring and review of assumptions and factors affecting certain of its depreciation and lease accounting policies and procedures. With regard to its depreciation policies and procedures, CKE Restaurants, Inc. did not establish and maintain appropriate depreciable lives for fixed assets subject to operating leases. With regard to its lease accounting policies and procedures, CKE Restaurants, Inc. did not properly apply U.S. generally accepted accounting principles to so-called “rent holidays” – the period during which a tenant is in possession of the leased property but the lease payments have not yet begun – because CKE Restaurants, Inc. was not recording straight-line rent expense for the period from possession of a leased property to the date of rent commencement.

As discussed in notes 1 and 4 of the notes to consolidated financial statements, CKE Restaurants, Inc. adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, during the first and fourth quarters of fiscal 2003, respectively.

/s/ KPMG LLP

Orange County, California
April 28, 2005